Exhibit 99.1

Contact: Jeff Harkins

Investor Relations

940-297-3877

jharkins@sallybeauty.com

Sally Beauty Holdings Reports First Quarter Fiscal 2025 Results

Delivers Strong Start to Fiscal 2025 with Continued Top Line Growth in Both Business

Segments and Consolidated Operating Margin Expansion

➣	Q1 Consolidated Net Sales Increased 0.7% and Consolidated Comparable Sales Increased 1.6%

➣	Q1 GAAP Operating Margin Expanded 330 Basis Points to 10.7%; Adjusted Operating Margin Expanded 50 Basis Points to 8.4%

➣	Q1 Cash Flow from Operations of $33 Million; Operating Free Cash Flow of $57 Million

➣	Repaid $41 Million of Term Loan B Debt and Completed $10 Million in Share Repurchases

➣	Beauty Systems Group Announces Distribution Partnership with Cutting-Edge Hair Care Brand K18

DENTON, Texas, February 13, 2025 – Sally Beauty Holdings, Inc. (NYSE: SBH) (“the Company”), the leader in professional hair color, today announced financial results for its first quarter ended December 31, 2024. The Company will hold a conference call today at 7:30 a.m. Central Time to discuss these results and its business.

Fiscal 2025 First Quarter Summary

•	Consolidated net sales of $938 million, an increase of 0.7% compared to the prior year, includes 60 basis points of unfavorable foreign currency impact;

•	Consolidated comparable sales increase of 1.6%;

•	Global e-commerce sales of $99 million, representing 10.6% of net sales;

•	GAAP gross margin expanded 60 basis points to 50.8%;

•	GAAP operating earnings of $100 million and GAAP operating margin of 10.7%; Adjusted Operating Earnings of $79 million and Adjusted Operating Margin of 8.4%;

•	GAAP diluted net earnings per share of $0.58 and Adjusted Diluted Net Earnings Per Share of $0.43; and

•	Cash flow from operations of $33 million and Operating Free Cash Flow of $57 million.

“We are pleased to start fiscal 2025 with solid first quarter results, reflecting continued momentum across both our Sally Beauty and Beauty Systems Group segments,” said Denise Paulonis, president and chief executive officer. “Consistent, high-quality execution of our strategic initiatives is driving our performance. Q1 marks a third consecutive quarter of comparable sales growth across both business units as well as a second consecutive quarter of increased profitability and adjusted operating margin expansion. Additionally, we deployed our cash flow towards investing in our strategic initiatives, further reducing our debt levels, and returning value to shareholders through our share repurchase program.”

Beauty Systems Group Announces Distribution Partnership with Cutting-Edge Hair Care Brand K18

Beauty Systems Group has signed a distribution agreement with K18, one of the most admired hair care brands in the professional channel. Since its launch, K18 has been a professional-first brand, focused on creating products designed to help stylists unlock next-level expression for their clients. Powered by the proprietary K18PEPTIDETM, the brand’s expanding lineup of biotech-backed haircare products is designed to address hair damage at the molecular level and promote healthy, vibrant hair - providing stylists with faster, more effective solutions that eliminate the long processing times traditionally associated with repair treatments.

The partnership with K18 will launch April 1st in all Beauty Systems Group stores in the U.S. and Canada, including its e-commerce channel.

Fiscal 2025 First Quarter Operating Results

First quarter consolidated net sales were $937.9 million, an increase of 0.7% compared to the prior year. Foreign currency translation had an unfavorable impact of 60 basis points on consolidated net sales for the quarter. The Company was operating 22 fewer stores at the end of the quarter compared to the prior year. At constant currency, global e-commerce sales were $99 million, or 10.6% of consolidated net sales, for the quarter.

Consolidated comparable sales increased 1.6%, driven primarily by strong growth in hair color and digital marketplaces at Sally Beauty, as well as the continued momentum at Beauty Systems Group driven by innovation and expanded distribution.

Consolidated gross profit for the first quarter was $476.8 million compared to $467.2 million in the prior year, an increase of 2.1%. Consolidated GAAP gross margin was 50.8%, an increase of 60 basis points, compared to 50.2% in the prior year, driven primarily by lower shrink expense and lower distribution and freight costs from supply chain efficiencies.

GAAP selling, general and administrative (SG&A) expenses totaled $376.5 million, a decrease of $21.6 million compared to the prior year. The decrease was driven primarily by the gain from the planned sale of the Company’s corporate headquarters office. As a percentage of sales, SG&A expenses were 40.1% compared to 42.8% in the prior year. Adjusted Selling, General and Administrative Expenses, excluding the gain from the planned sale of the Company’s corporate headquarters office, costs related to the Company’s fuel for growth initiative, and other expenses, totaled $398.3 million, an increase of $5.0 million compared to the prior year. The increase was driven primarily by higher labor and other compensation-related expenses, and increased advertising expenses, partially offset by $6.3 million in savings from our fuel for growth initiative. As a percentage of sales, Adjusted SG&A expenses were 42.5% compared to 42.2% in the prior year.

GAAP operating earnings and operating margin in the first quarter were $100.3 million and 10.7%, compared to $69.1 million and 7.4%, in the prior year. Adjusted Operating Earnings and Operating Margin, excluding the gain from the planned sale of the Company’s corporate headquarters office, costs related to the Company’s fuel for growth initiative, restructuring efforts and other expenses, were $78.5 million and 8.4%, compared to $73.9 million and 7.9%, in the prior year.

GAAP net earnings in the first quarter were $61.0 million, or $0.58 per diluted share, compared to GAAP net earnings of $38.4 million, or $0.35 per diluted share, in the prior year. Adjusted Net Earnings, excluding the gain from the planned sale of the Company’s corporate headquarters office, costs related to the Company’s fuel for growth initiative, restructuring efforts and other expenses, were $44.8 million, or $0.43 per diluted share, compared to Adjusted Net Earnings of $42.0 million, or $0.39 per diluted share, in the prior year. Adjusted EBITDA in the first quarter was $110.2 million, an increase of 2.9% compared to the prior year, and Adjusted EBITDA Margin was 11.7%, an increase of 20 basis points compared to the prior year.

Balance Sheet and Cash Flow

As of December 31, 2024, the Company had cash and cash equivalents of $106 million and no outstanding borrowings under its asset-based revolving line of credit. At the end of the quarter, inventory was $1.01 billion, essentially flat versus a year ago.

First quarter cash flow from operations was $33.5 million. Operating Free Cash Flow in the quarter totaled $57.0 million, which included $43.6 million of proceeds from the planned sale of the corporate office. During the quarter, the Company utilized its cash flow to repay $41 million of term loan B debt and repurchase 0.8 million shares under its share repurchase program at an aggregate cost of $10 million. The Company ended the quarter with a net debt leverage ratio of 1.9x.

Fiscal 2025 First Quarter Segment Results

Sally Beauty Supply

•

Segment net sales were $525.4 million in the quarter, an increase of 0.4% compared to the prior year. The segment had an unfavorable impact of 90 basis points from foreign currency translation on reported sales and operated 20 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales were $41 million, or 7.9% of segment net sales, for the quarter.

•	Segment comparable sales increased 1.7% in the first quarter, primarily reflecting strong growth in hair color and digital marketplaces.

•	At the end of the quarter, segment store count was 3,123.

•

GAAP gross margin increased by 100 basis points to 59.6% compared to the prior year. The increase was driven primarily by higher product margin resulting from enhanced promotional strategies and benefits from the fuel for growth initiative, and lower shrink expense.

•	GAAP operating earnings were $79.9 million compared to $77.6 million in the prior year, representing an increase of 2.9%. GAAP operating margin increased to 15.2% compared to 14.8% in the prior year.

Beauty Systems Group

•

Segment net sales were $412.4 million in the quarter, an increase of 1.1% compared to the prior year. The segment had an unfavorable impact of 20 basis points on reported sales from foreign currency translation and operated 2 fewer stores at the end of the quarter compared to the prior year. At constant currency, segment e-commerce sales were $58 million, or 14.0% of segment net sales, for the quarter.

•	Segment comparable sales increased 1.4% in the first quarter, primarily reflecting the continued momentum at Beauty Systems Group from innovation and expanded distribution.

•	At the end of the quarter, segment store count was 1,330.

•

GAAP gross margin increased 30 basis points to 39.7% in the quarter compared to the prior year, driven primarily by lower distribution and freight costs from supply chain efficiencies and lower shrink expense, partially offset by lower product margin related to brand mix.

•

GAAP operating earnings were $50.5 million compared to $44.6 million in the prior year, representing an increase of 13.1%. GAAP operating margin in the quarter was 12.2% compared to 10.9% in the prior year.

•	At the end of the quarter, there were 639 distributor sales consultants compared to 656 in the prior year.

Fiscal Year 2025 Guidance*

The Company is reiterating its full year guidance for both comparable sales and Adjusted Operating Margin, and is updating its consolidated net sales guidance to reflect the unfavorable impact from foreign exchange rates for fiscal year 2025. In addition, the Company is providing the following guidance for its second quarter:

Second Quarter

•	Comparable sales are expected to be approximately flat compared to the prior year

•	Consolidated net sales are expected to be approximately 100 basis points lower than comparable sales due to the expected unfavorable impact from foreign exchange rates

•	Adjusted Operating Margin is expected to be in the range of 8.0% to 8.3%

Full Year

•	Consistent with prior guidance, comparable sales are expected to be flat to up 2% compared to the prior year and Adjusted Operating Margin is expected to be in the range of 8.5% to 9.0%

•	Consolidated net sales are now expected to be approximately 100 basis points lower than comparable sales due to the expected unfavorable impact from foreign exchange rates

*

The Company does not provide a reconciliation for forward-looking non-GAAP financial measures where it is unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the occurrence and the financial impact of various items that have not yet occurred, are out of the Company’s control or cannot be reasonably predicted. For the same reasons, the Company is unable to address the probable significance of the unavailable information. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Conference Call and Where You Can Find Additional Information

The Company will hold a conference call and audio webcast at approximately 7:30 a.m. Central Time today, February 13, 2025, to discuss its financial results and its business. During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company. The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed. Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, sallybeautyholdings.com/investor-relations. The conference call can be accessed by dialing (844) 867-6169 (International: (409) 207-6975) and referencing the access code 3549572#. The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals. A replay of the earnings conference call will be available starting at 10:30 a.m. Central Time, February 13, 2025, through February 27, 2025, by dialing (866) 207-1041 (International: (402) 970-0847) and referencing access code 1782156#. A website replay will also be available on sallybeautyholdings.com/investor-relations.

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH), as the leader in professional hair color, sells and distributes professional beauty supplies globally through its Sally Beauty Supply and Beauty Systems Group businesses. Sally Beauty Supply stores offer up to 7,000 products for hair color, hair care, nails, and skin care through proprietary brands such as Ion®, Bondbar®, Strawberry Leopard®, Generic Value Products®, Inspired by Nature® and Silk Elements® as well as professional lines such as Wella®, Clairol®, OPI®, L’Oreal®, Wahl® and Babyliss Pro®. Beauty Systems Group stores, branded as Cosmo Prof® or Armstrong McCall® stores, along with its outside sales consultants, sell up to 8,000 professionally branded products including Paul Mitchell®, Wella®, Matrix®, Schwarzkopf®, Kenra®, Goldwell®, Joico®, Amika® and Moroccanoil®, intended for use in salons and for resale by salons to retail consumers. For more information about Sally Beauty Holdings, Inc., please visit https://www.sallybeautyholdings.com/.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, can be identified by the use of forward-looking terminology such as “believes,” “projects,” “expects,” “can,” “may,” “estimates,” “should,” “plans,” “targets,” “intends,” “could,” “will,” “would,” “anticipates,” “potential,” “confident,” “optimistic,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy, objectives, estimates, guidance, expectations and future plans. Forward-looking statements can also be identified by the fact that these statements do not relate strictly to historical or current matters.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made. Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, those described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended September 30, 2024. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein. We assume no obligation to publicly update or revise any forward-looking statements.

Use of Non-GAAP Financial Measures

This news release and the schedules hereto include the following financial measures that have not been calculated in accordance with accounting principles generally accepted in the United States, (“GAAP”), and are therefore referred to as non-GAAP financial measures: (1) Adjusted Selling, General and Administrative Expenses; (2) Adjusted EBITDA and EBITDA Margin; (3) Adjusted Operating Earnings and Operating Margin; (4) Adjusted Net Earnings; (5) Adjusted Diluted Net Earnings Per Share; and (6) Operating Free Cash Flow. We have provided definitions below for these non-GAAP financial measures and have provided tables in the schedules hereto to reconcile these non-GAAP financial measures to the comparable GAAP financial measures.

Adjusted Selling, General and Administrative Expenses – We define the measure Adjusted Selling, General and Administrative Expenses as GAAP selling, general and administrative expenses excluding the gain from the planned sale of the Company’s corporate headquarters office, costs related to the Company’s fuel for growth initiative, and other expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted EBITDA and EBITDA Margin – We define the measure Adjusted EBITDA as GAAP net earnings before depreciation and amortization, interest expense, income taxes, share-based compensation, the gain from the planned sale of the Company’s corporate headquarters office, costs related to the Company’s fuel for growth initiative, costs related to the Company’s restructuring plans, and other adjustments for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted EBITDA Margin is Adjusted EBITDA as a percentage of net sales.

Adjusted Operating Earnings and Operating Margin – Adjusted operating earnings are GAAP operating earnings that exclude the gain from the planned sale of the Company’s corporate headquarters office, costs related to the Company’s fuel for growth initiative, restructuring efforts and other expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures. Adjusted Operating Margin is Adjusted Operating Earnings as a percentage of net sales.

Adjusted Net Earnings – Adjusted net earnings is GAAP net earnings that exclude the tax-effected gain from the planned sale of the Company’s corporate headquarters office, tax-effected costs related to the Company’s fuel for growth initiative, tax-effected costs related to the Company’s restructuring plans, and other tax-effected expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Adjusted Diluted Net Earnings Per Share – Adjusted diluted net earnings per share is GAAP diluted earnings per share that exclude the tax-effected gain from the planned sale of the Company’s corporate headquarters office, tax-effected costs related to the Company’s fuel for growth initiative, tax-effected related to the Company’s restructuring plans, and other tax-effected expenses for the relevant time periods as indicated in the accompanying non-GAAP reconciliations to the comparable GAAP financial measures.

Operating Free Cash Flow – We define the measure Operating Free Cash Flow as GAAP net cash provided by operating activities less payments for capital expenditures (net). We believe Operating Free Cash Flow is an important liquidity measure that provides useful information to investors about the amount of cash generated from operations after taking into account payments for capital expenditures (net).

We believe that these non-GAAP financial measures provide valuable information regarding our earnings and business trends by excluding specific items that we believe are not indicative of the ongoing operating results of our businesses, providing a useful way for investors to make a comparison of our performance over time and against other companies in our industry.

We have provided these non-GAAP financial measures as supplemental information to our GAAP financial measures and believe these non-GAAP measures provide investors with additional meaningful financial information regarding our operating performance and cash flows. Our management and Board of Directors also use these non-GAAP measures as supplemental measures to evaluate our businesses and the performance of management, including the determination of performance-based compensation, to make operating and strategic decisions, and to allocate financial resources. We believe that these non-GAAP measures also provide meaningful information for investors and securities analysts to evaluate our historical and prospective financial performance. These non-GAAP measures should not be considered a substitute for or superior to GAAP results. Furthermore, the non-GAAP measures presented by us may not be comparable to similarly titled measures of other companies.

Supplemental Schedules

Segment Information	1
Non-GAAP Financial Measures Reconciliations	2
Non-GAAP Financial Measures Reconciliations; Adjusted EBITDA and Operating Free Cash Flow	3
Store Count and Comparable Sales	4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,
	2024	2023	Percentage Change
Net sales	$937,895	$931,302	0.7%
Cost of products sold	461,055	464,126	(0.7)%

Gross profit	476,840	467,176	2.1%
Selling, general and administrative expenses	376,520	398,138	(5.4)%
Restructuring	—	(85)	100.0%

Operating earnings	100,320	69,123	45.1%
Interest expense	17,442	17,314	0.7%

Earnings before provision for income taxes	82,878	51,809	60.0%
Provision for income taxes	21,865	13,419	62.9%

Net earnings	$61,013	$38,390	58.9%

Earnings per share:
Basic	$0.60	$0.36	66.7%
Diluted	$0.58	$0.35	65.7%

Weighted average shares:
Basic	102,021	105,948
Diluted	104,974	108,718

			Basis Point Change
Comparison as a percentage of net sales
Consolidated gross margin	50.8%	50.2%	60
Selling, general and administrative expenses	40.1%	42.8%	(270)
Consolidated operating margin	10.7%	7.4%	330

Effective tax rate	26.4%	25.9%	50

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31	September 30,
	2024	2024
Cash and cash equivalents	$105,528	$107,961
Trade and other accounts receivable	84,636	92,188
Inventory	1,005,975	1,036,624
Other current assets	50,581	68,541

Total current assets	1,246,720	1,305,314
Property and equipment, net	261,619	269,872
Operating lease assets	577,042	582,573
Goodwill and other intangible assets	589,185	598,226
Other assets	36,202	36,914

Total assets	$2,710,768	$2,792,899

Current maturities of long-term debt	$4,079	$4,127
Accounts payable	220,650	269,424
Accrued liabilities	149,023	162,950
Current operating lease liabilities	152,365	136,068
Income taxes payable	22,482	20,100

Total current liabilities	548,599	592,669
Long-term debt, including capital leases	938,080	978,255
Long-term operating lease liabilities	456,672	479,616
Other liabilities	21,767	22,066
Deferred income tax liabilities, net	89,161	91,758

Total liabilities	2,054,279	2,164,364
Total stockholders’ equity	656,489	628,535

Total liabilities and stockholders’ equity	$2,710,768	$2,792,899

Supplemental Schedule 1

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended December 31,
	2024	2023	Percentage Change
Net sales:
Sally Beauty Supply (“SBS”)	$525,446	$523,238	0.4%
Beauty Systems Group (“BSG”)	412,449	408,064	1.1%

Total net sales	$937,895	$931,302	0.7%

Operating earnings:
SBS	$79,874	$77,629	2.9%
BSG	50,469	44,627	13.1%

Segment operating earnings	130,343	122,256	6.6%

Unallocated expenses (1)	30,023	53,218	(43.6)%
Restructuring	—	(85)	100.0%
Interest expense	17,442	17,314	0.7%

Earnings before provision for income taxes	$82,878	$51,809	60.0%

Segment gross margin:	2024	2023	Basis Point Change
SBS	59.6%	58.6%	100
BSG	39.7%	39.4%	30

Segment operating margin:
SBS	15.2%	14.8%	40
BSG	12.2%	10.9%	130
Consolidated operating margin	10.7%	7.4%	330

(1)

Unallocated expenses, including share-based compensation expense, consist of corporate and shared costs and are included in selling, general and administrative expenses. Additionally, unallocated expenses include costs associated with our Fuel for Growth initiative and a gain from the sale of our corporate headquarters.

Supplemental Schedule 2

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31, 2024
	As Reported (GAAP)	Corporate HQ Sale (1)	Fuel for Growth and Other (2)	As Adjusted (Non-GAAP)
Cost of products sold	$461,055	$—	$—	$461,055
Consolidated gross margin	50.8%			50.8%
Selling, general and administrative expenses	376,520	26,640	(4,869)	398,291
SG&A expenses, as a percentage of sales	40.1%			42.5%
Restructuring	—	—	—	—
Operating earnings	100,320	(26,640)	4,869	78,549
Operating margin	10.7%			8.4%
Interest expense	17,442	—	—	17,442
Earnings before provision for income taxes	82,878	(26,640)	4,869	61,107
Provision for income taxes (4)	21,865	(6,851)	1,247	16,261

Net earnings	$61,013	$(19,789)	$3,622	$44,846

Earnings per share: (5)
Basic	$0.60	$(0.19)	$0.04	$0.44
Diluted	$0.58	$(0.19)	$0.03	$0.43

	Three Months Ended December 31, 2023
	As Reported (GAAP)	Restructuring (3)	Fuel for Growth and Other (2)	As Adjusted (Non-GAAP)
Cost of products sold	$464,126	$—	$—	$464,126
Consolidated gross margin	50.2%			50.2%
Selling, general and administrative expenses	398,138	—	(4,881)	393,257
SG&A expenses, as a percentage of sales	42.8%			42.2%
Restructuring	(85)	85	—	—
Operating earnings	69,123	(85)	4,881	73,919
Operating margin	7.4%			7.9%
Interest expense	17,314	—	—	17,314
Earnings before provision for income taxes	51,809	(85)	4,881	56,605
Provision for income taxes (4)	13,419	(21)	1,254	14,652

Net earnings	$38,390	$(64)	$3,627	$41,953

Earnings per share: (5)
Basic	$0.36	$(0.00)	$0.03	$0.40
Diluted	$0.35	$(0.00)	$0.03	$0.39

(1)	For the three months ended December 31, 2024, we recognized a gain from the sale of our corporate headquarters and certain assets within.
(2)	For the three months ended December 31, 2024 and 2023, Fuel for Growth and other represents expenses related to consulting services and severance expenses.
(3)	For the three months ended December 31, 2023, restructuring represents expenses and adjustments incurred primarily in connection with our Distribution Center Consolidation and Store Optimization Plan.
(4)

The provision for income taxes was calculated using the applicable tax rates for each country, while excluding the tax benefits for countries where the tax benefit is not currently deemed probable of being realized.

(5)	The sum of the earnings per share may not equal the full amount due to rounding of the calculated amounts.

Supplemental Schedule 3

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations, Continued

(In thousands)

(Unaudited)

	Three Months Ended December 31,
Adjusted EBITDA:	2024	2023	Percentage Change
Net earnings	$61,013	$38,390	58.9%
Add:
Depreciation and amortization	25,565	28,063	(8.9)%
Interest expense	17,442	17,314	0.7%
Provision for income taxes	21,865	13,419	62.9%

EBITDA (non-GAAP)	125,885	97,186	29.5%
Share-based compensation	6,053	5,118	18.3%
Corporate HQ Sale	(26,640)	—	100.0%
Restructuring	—	(85)	100.0%
Fuel for Growth and Other	4,869	4,881	(0.2)%

Adjusted EBITDA (non-GAAP)	$110,167	$107,100	2.9%

			Basis Point Change
Adjusted EBITDA as a percentage of net sales
Adjusted EBITDA margin	11.7%	11.5%	20

Operating Free Cash Flow:	2024	2023	Percentage Change
Net cash provided by operating activities	$33,459	$51,020	(34.4)%
Less:
Payments for property and equipment, net (1)	(23,496)	30,551	(176.9)%

Operating free cash flow (non-GAAP)	$56,955	$20,469	178.3%

(1)	For the three months ended December 31, 2024, payments for property and equipment, net include $43.6 million in proceeds from the sale of our corporate headquarters.

Supplemental Schedule 4

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Comparable Sales

(Unaudited)

	As of December 31,
	2024	2023	Change
Number of stores:
SBS stores	3,123	3,143	(20)
BSG:
Company-operated stores	1,199	1,200	(1)
Franchise stores	131	132	(1)

Total BSG	1,330	1,332	(2)

Total consolidated	4,453	4,475	(22)

Number of BSG distributor sales consultants (1)	639	656	(17)

(1)	BSG distributor sales consultants (DSC) include 191 and 185 sales consultants employed by our franchisees at December 31, 2024 and 2023, respectively.

	Three Months Ended December 31,
	2024	2023	Basis Point Change
Comparable sales growth (decline):
SBS	1.7%	(1.9)%	360
BSG	1.4%	0.7%	70
Consolidated	1.6%	(0.8)%	240

Our comparable sales include sales from stores that have been operating for 14 months or longer as of the last day of a month and e-commerce revenue. Additionally, our comparable sales include sales to franchisees and full-service sales. Our comparable sales amounts exclude the effect of changes in foreign exchange rates and sales from stores relocated until 14 months after the relocation. Revenue from acquired stores is excluded from our comparable sales calculation until 14 months after the acquisition.